EXHIBIT 10.9

                            STOCK EXCHANGE AGREEMENT

This Stock Exchange Agreement (the "Agreement") is made and entered into effective as of this 15th day of April, 1998 by and between OneSource Technologies, Inc. , a Delaware corporation (hereinafter "Buyer"), Ahlawyss Fulton and Pamela Fulton, husband and wife, (hereinafter "Sellers" or "Fulton". Buyer and Sellers are sometimes collectively referred to herein as "the Parties".

                                    RECITALS

A. Sellers own one hundred (100%) percent of the issued and outstanding shares (the "Shares") of the stock of Net Express, Inc. ("Net Express"), an Arizona corporation, which stock consists of one thousand (1,000) Shares of $1.00 par value common stock, represented by Certificate number 1 registered in the name of Ahlawyss Fulton and Pamela Fulton.

B. Sellers desire to sell to Buyer and Buyer desires to purchase from Sellers the Shares on the terms and conditions set forth herein and enter into certain other agreements in respect thereof, as set forth herein, or in the Employment Agreement and Redemption Agreement attached hereto.

Now, Therefore, for and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sellers and Buyer agree as follows:

                                   AGREEMENTS
                                    ARTICLE I
                                Purchase ans Sale

Section 1.1 Index of Definitions. As used in this Agreement, the following terms shall have the meanings given to them by the sections of this Agreement specified below:

1.1.1 "Agreement" is defined in the first paragraph.

1.1.2 "Buyer" are defined in the first paragraph.

1.1.3 "Closing" is defined in Section 2.1.

1.1.4 "Closing Date" is defined in Section 2.1.

1.1.5 "Employment agreement" is defined in Section 2.2.3.

1.1.6 "Fulton" is defined in the first paragraph.

1.1.7 "GAAP" is defined in 2.2.5

1.1.8 "Net Express" is defined in Recital A.

1.1.9 "Price" is defined in Section 1.3.


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1.1.10. "Seller" is defined in the first paragraph.

1.1.11 "Shares" is defined in Recital A.

Section 1.2 Agreement to Exchange Stock. On the Closing Date, Sellers shall sell, assign, convey, and transfer to Buyer, and Buyer shall purchase and accept from Sellers the one thousand (1,000) Shares of Net Express $1.00 par value common stock constituting all of the issued and outstanding stock of Net Express, sellers shall receive at Closing 727,946 shares of Buyer, OneSource Technologies, Inc. common ($.001 par value) voting stock. Sellers agree to accept the OneSource shares in legend form, bearing the Company's standard legend restricting the transfer of unregistered securities.

Section 1.3   Assumption of Liabilities.  The Price shall be payable as follows:

           1..3.1 Assumption of Liabilities. The equity interest in Net Express at close shall after deducting liabilities, be in excess of $10,000.00 There shall be no outstanding liability at Closing of Net Express to the existing or any past shareholders of Net Express. Net Express shall have total liabilities on any account of all lines of credit, trade payables, factoring and loans of not more than $24,000.00 prior to Closing. Liabilities in excess of that amount shall be assumed and paid by Sellers. The factoring agreement with Alliance Capital Corporation Shall be terminated prior to Closing.

           1.3.2 Additional Agreements at closing. The parties agree to execute and deliver at Closing, a Stock Redemption Agreement and an Employment Agreement for Ahlawyss Fulton together with a Subscription Agreement for OneSource
Technologies' stock. Copies of these Agreements are attached as Exhibits "A", "B" and "C" respectively. The Redemption Agreement shall permit Fulton and OneSource to redeem the Shares received as consideration in this Agreement on prior to December 30, 1999, by tendering the stock exchanged for the Shares which they paid in consideration of the transaction.

Section 2.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur on April 15, 1999 or at such other date as may be agreed upon by the parties "the "Closing Date"). In the event the closing does not occur on or before May 1, 1999, either party may terminate this Agreement after such date by five (5) days written notice to the other,. The Closing shall occur starting at 9:00A.M. on the Closing Date at the office of OneSource Technologies, Inc. 2329 West Mescal, Suite 304, Phoenix, Arizona 85029, or at such other time and location as may be agreed upon by the parties.


Section 2.2 Seller's Deliveries at Closing. At the closing, Seller shall deliver to Buyer in executed form:

     2.2.1 Certificate Number 1 (or lost certificate affidavit in lieu thereof) evidencing one thousand Shares of Net Express $1.00 par value common stock duly endorsed to Buyer or accompanied by such stock powers, assignments separate from certificate, or other instruments of assignment as shall be necessary to transfer title to the Shares to Buyer.

     2.2.2 A Redemption Agreement (the "Redemption Agreement"), in the form attached hereto as Exhibit "A" executed by the Sellers.

     2.2.3 An Employment Agreement between Buyer and Sellers (the "Employment Agreement", in the form attached hereto as Exhibit "B", executed by Sellers.

     2.2.4 The Subscription Agreement for OneSource stock in form as attached hereto as Exhibit "C", executed by Sellers.

     2.2.5 A Balance Sheet of Net Express prepared as of December 31,1998 and an Income Statement of Net

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     Express covering the period from January 1, 1998 through December  31,1998, which fully, accurately and fairly present the financial position of Net Express as of the date and for the period indicated and are free of nay material misstatements. Copies of the Balance Sheet and Income Statement are attached as Exhibit "D", The financials presented are on the basis of GAAP (general accepted accounting principals).

     2.2.6 The corporate books and records of Net Express including but not limited to the Articles and Bylaws of the corporation, the stock books and registers, and all other files, documents and licenses related to the business of Net Express. Sellers represent that By-Laws and stock books and registers were never prepared for Net Express.

     2.2.7 Delivery of UCC-2's and a release of all liability of Net Express to Alliance Capital Corp.

     2.2.8 Execute and deliver such other and further documents as are reasonably required to effectuate the transfer of the Shares by Sellers.

All documents delivered by Sellers shall be in form satisfactory to Buyer and their counsel.


Section 2.3 Buyers Deliveries at Closing.  At the Closing, Buyer shall:

     2.3.1 Pay the portion of the Price specified in Section 1.2 to Sellers by delivery of its stock certificate evidencing the purchase price as provided in paragraph 1.2.

     2.3.2 The Employment Agreement an d documents required herein to be executed and delivered by Buyer.

     2.3.3 The Redemption Agreement required herein to be executed and delivered by Buyer.

     2.3.4 An audited Balance Sheet of OoneSource Technologies, Inc. as of December 31, 19998 and an audited Income Statement of OneSource Technologies covering the period from January 1, 1998 through December 31, 1998 which fully, accurately and fairly present the financial position of OneSource Technologies as of the d/ate and for the period indicated and are free of any material misstatements. Copies of the Balance Sheet and Income Statement at OneSource are attached as Exhibit "E". The financial presented shall be on the basis of GAAP accounting.

     2.3.5 An offering  memorandum  of  OneSource  Technologies  dated April 15,
     1999.

All documents delivered by Buyers shall be in form satisfactory to Sellers and their Counsel.

                         Representations and Warranties


Section 3.1 Sellers Representations and Warranties. Seller represent and warrant to Buyers as follows:

     3.1.1 The number of shares issued to Sellers is 1,000 shares issued on certificate number 1.

     3.1.2 The Shares as set forth in for paragraph 3.1.1 constitute all of the issued and outstanding capital stock of Net Express and there is no other security or subscription or agreement to buy, or sell any security of Net Express issued and outstanding or enforceable against Net Express.

     3.1.3 The Shares are duly authorized, validly issued, fully paid and no-assessable and are owned by Sellers and will be transferred to Buyers free and clear of all liens, claims, or other encumbrances.


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     3.1.4 This  Agreement  constitutes,  and other  instruments  and  documents
     Sellers are required to deliver under this Agreement will constitute, when executed and delivered, the legally valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms.

     3.1.5 Net Express is a corporation duly formed and validly existing under the laws of the State of Arizona and has full power and authority to execute and deliver all instruments and documents contemplated by this Agreement to be executed and delivered by Net Express to consummate the transactions contemplated by this Agreement, and to perform its obligations set forth in this Agreement and in such other instruments and documents.

     3.1.6 To Seller's actual knowledge the execution, delivery and performance of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated herein will not conflict with or constitute a breach of or default under any contract, agreement, indenture, instrument, order, judgment, decree, law, restriction or regulation by which Sellers or Net Express is bound.

     3.1.7 To Seller's actual knowledge neither Sellers nor Net Express are subject to or bound by any agreement or any judgment, order, writ, injunction, or decree of any court or governmental body which could prevent the operation, after the Closing, of the business of Net Express is substantially the same manner as such business is presently being operated on the date hereof. A list of the current licenses of Net Express is attached as Exhibit "F". All licenses held by Net Express are valid and existing and no license has been suspended or revoked by any jurisdiction in which Net Express does business.

     3.1.8 To Seller's actual knowledge there is no action, suit or proceeding pending or threatened against Sellers or Net Express before any court or administrative agency, which could prevent the carrying out of this Agreement by Sellers.

     3.1.9 Sellers represent that there are no outstanding leases either real or personal of Net Express as of the Closing.

     3.1.10 Except for the agreements listed as Exhibit "G" Net Express is not a party to any other material agreements or contracts, written or verbal.

     3.1.11 Attached hereto as Exhibit "H" is a true , correct and complete list of all furniture, fixtures, and equipment owned by Net Express.

     3.1.12 All of the furniture, fixtures and equipment owned or leased by Net express are in good working order and condition, reasonable wear and tear excepted. Net Express owns good and marketable title to all of its assets, including its vehicles, office equipment, and properties free and clear of any liens or encumbrances.

     3.1.13 The financial statements provided Buyer on behalf of Net Express fully, accurately, and fairly present the financial position of Net Express as of the dates and for the periods indicated and are free of any material misstatements.

     3.1.14 Attached hereto as Exhibit "I" is a true, correct and complete list as of the date of theis Agreement of all unpaid invoices, and/or accounts receivable, with an invoice amount which is due from its customers to Net express. All of the accounts receivable which are listed are valid obligations of Net Express.

     3.1.15 All of the invoices identified in Exhibit "J" are due and owing, or with the passage of time indicated on such invoices will be due and owing, and are not subject to any offset or deduction and evidence valid obligations of the customers identified therein to make payment to Net Express. Buyer agrees that accounts receivable shall have the reasonable level of uncollectability in accordance with past experience by Net Express.

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     3.1.16 Attached  hereto as Exhibit "J"is a true,  correct and complete list ad of the date of this Agreement of all accounts payable, owing from Net Express to creditors. All of the accounts payable which are listed are valid obligations of Net Express.

     3.1.17 As of the Close of this transaction the excess of assets over liabilites will exceed $10,000 as determined by GAAP accounting. An adjustment to the purchase price shall be made in the event that the excess of assets over liabilities id less than $10,000. Any liabilities discovered after the sale that reduce the excess of assets over liabilities below $10,000 as of the Closing Date will be an adjustment to the purchase price.

     3.1.18 Attached hereto as Exhibit "K" is a true, correct and complete list as of the date of this Agreement of all officers, directors and employees of Net Express. All employees of Net express, are correctly classified and there are no contingent liabilities for employee trust fund or employee taxes. Net Express has employed independent contractors as set forth in Exhibit "I". All payroll, taxes, withholding, and trust fund taxes, and workers' compensation insurance related to periods prior to December 31, 1998 have been paid on a timely basis by Net Express and the first quarter payment of such amounts due March 31, 1999, has been paid when due.

     3.1.19 Net Express has filed all required tax returned in every jurisdiction in which it has conducted business, and has paid all taxes and other assessments thereon when due. All income, sales, excise, payroll, personal property, license and transaction priviledge taxes due and payable in connection with the operation of Net Express prior to Closing have been paid prior to delinquency and all returns due in connection therewith have been filed. The financial statements presented reflect proper accounting for all taxes not yet paid as of December 31, 1998.

     31.1.20 Sellers' have taken reasonable steps to ensure that the equipment, computer systems, accounting and other software include or shall include design and performance capabilities so that prior to, during, and after the calendar year 2000, they will not malfunction, produce invalid or incorrect results or abnormally cease to function due solely to the year 2000 date change. Such design and performance capabilities shall include without limitation the ability to recognize the century and to manage and manipulate data involving dates, including single century and multiple century formulas and date values, without resulting in the generation of incorrect values involving such dates or causing an abnormal ending.

     3.1.21 To Sellers' actual knowledge Net Express has not improperly used stored, or disposed of any chemicals or materials in violation of federal, state or local law.

     3.1.22 Sellers are responsible for all of the tax aspects of the transaction as they affect their exchange of Shares and Sellers represent that they have not relied on Buyer for tax advice.

     3.1.23 Sellers acknowledge that the transfer of the Shares of Net Express to Buyer may cause a change in the federal tax status of Net Express from an S Corporation to a C Corporation.

     3.1.24 Seller, Ahlawyss Fulton, acknowledges that he served as the founder, President and Director of Net Express at all times prior to its acquisition pursuant to this Agreement and that he will, purduant to the Employment Agreement of the date herewith, continue in that position as its President and Director and that by reason of his executive position in a subsidiary of OneSource he is an accredited investor ad that term is used in Regulation D promulgated by the Securities and Exchange Commission by this Agreement.

     3.1.25 Seller has not engaged the services of a Broker in connection with the transactions completed by this Agreement.

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Section 3.2 Buyer's Representation and Warranties. Buyer represents and warrants to Seller as follows:

     3.2.1 This Agreement constitutes, and such other instruments and documents when executed and delivered will constitute, legally valid and binding obligations of Buyer enforceable against Buyer in accordacne with their respective terms.

     3.2.2 The execution, delivery, and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated herein will not conflict with or constitute a breach of or a default of under any contract, agreement, indenture, instrument, order, judgment, decree, law, restriction, or regulation by which Buyer is bound. Buyer is not subject to or bound by any agreement or any judgment, order, writ, injunction or decree of any court or governmental body, which could prevent the carrying out by Buyer of this Agreement or the transactions, contemplated by this Agreement.

     3.2.3 Buyer has not engaged the services of a broker in connection with the transactions contemplated by this Agreement.

     3.2.4 Buyer acknowledges and agrees that neither Sellers nor Net Express is guaranteeing that any of Net Express accounts will be collected, or are collectible.

     3.2.5 To Buyer's actual knowledge there is no action, suit or proceeding pending or threatened against Buyer before any court or administrative agency which could prevent the carrying out of this Agreement by Sellers. Suits listed in Exhibit "I" represent the current litigation in which OneSource is engaged.

     3.2.6 Buyer has furnished financial statements to Seller for review prior to Closing and hereby represents and warrants that the aforesaid financials fully, accurately, and fairly present the financial position of Buyer as of the dates and for the period indicated and are free from any material misstatements.

Section 3.3 Survival of Representations and Warranties. All representations and warranties contained in this Agreement , whether made by Buyer or Sellers, shall be deemed to be made again at Closing and all of the representations, warranties, covenants and obligations of either Party under this Agreement shall survive the Closing for a period of one (1) year during which any claim for breach thereof shall be made. The knowledge of either party of any event, circumstance, or fact shall not vitiate or otherwise impair any of the representations and warranties made herein, or any of the rights and remedies available to either party with respect to such representations or warranties.

                                   ARTICLE IV
                              Covenants of Sellers

Section 4.1 Operation of Business. From December 31,1998 through the Closing Date hereof, Sellers agree to operate Net Express in accordance with their past practice and to carry on its operations in the ordinary course of business.

                                    ARTICLE V
                               Closing Conditions

Section 5.1 Conditions Precedent to Sellers' Obligation to Close. The obligation of Sellers to close the transaction contemplated by this Agreement is subject ti the satisfaction of the following conditions precedent on or before the Closing
Date:

     5.1.1 Buyer has performed all of its obligations to be performed hereunder on or before the Closing Date.


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     5.1.2 The  representations  and warranties  made by Buyer in this Agreement are true on the date hereof and on the Closing Date.

Section 5.2 Conditions Precedent to Buyer's Obligation to Close. The obligation of Buyer to close the transaction contemplated by this Agreement is subject to the satisfaction of the following conditions precedent on or before the Closing
Date:

     5.2.1 Sellers have performed all of their obligations to be performed hereunder on or before the Closing Date.

     5.2.2 The representations and warranties made by Sellers in this Agreement are true on the date thereof and on the Closing Date.

Section 5.3 Waiver of Conditions. Either Sellers or Buyer may waive any of the conditions set forth in Section 5.1 and close this Agreement without such conditions having been satisfied. Any such waiver must be in writing, signed by both parties to this Agreement.

                                   ARTICLE VI
                                 Indemnification

6.1 Obligation to sellers. Sellers agree to indemnify, hold harmless, and to reimburse Buyer and Net Express and their respective directors, officers, employees, affiliates agents and assigns (the "Indemnified Parties" from and against any and all claims, demands, obligations, liabilities, actions, suits, damages, losses, costs of investigation and any amounts paid in settlement, asserted against, resulting to, imposed upon or arising from any material inaccuracy in, breach or non- fulfillment of any of the representations, warranties, covenants or agreements made by Sellers in or pursuant to this Agreement.

6.2 Obligations of Buyer. Buyer agrees to indemnify, hold harmless and to reimburse Sellers from and against any and all claims, demands, obligations, liabilities, actions, suits, damages, losses, costs, or expenses including without limitation, interest and penalties, attorney's fees, costs of investigation and any amounts paid in settlement, asserted against, resulting to, imposed upon or arising from any material inaccuracy in , breach or non-fulfillment of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement and further except to the extent that damages are caused by the acts of Sellers as an executive officer of Net Express to indemnify Sellers from any acts related to the future operation of Net Express, specifically including but not limited to non-payment of the assumed obligations after the Closing Date.

6.3 Notice. Any party seeking indemnification with respect to a claim shall give notice to the party required to provide indemnification within ten (10) days after the injured party has received actual notice of a claim which involves matters as to which the party would be entitled to assert a claim under the indemnification provisions herein. A party receiving notice of a claim subject to indemnification shall promptly assume the defense of the claim with experienced counsel satisfactory to the indemnified party. If the indemnifying party fails within fifteen (15) days after receipt of a notice of an indemnifiable claim to assume the defense of the indemnified party, the indemnified party shall have the right to undertake the defense of the claim on behalf of and for the account and risk of the indemnifying party.

                                   ARTICLE VII
                                  Miscellaneous

Section 7.1 Risk of Loss. All risk of loss to the assets and operations of Net Express shall be on Sellers prior to the completion of the Closing on the Closing Date and on Buyer after the completion of Closing on the Closing Date, In the event any material portion of the assets of Net Express is destroyed or damaged by casualty or other cause prior to the Closing and not replaced or


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repaired  by  Sellers  prior to the  Closing  Date,  Buyers may  terminate  this
Agreement by written notice to Sellers.

Section 7.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

Section 7.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, except as set forth in the other agreements attached as Exhibits hereto or referred to herein.

Section 7.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all parties.

Section 7.5 Severability. To the full extent possible each provision of this Agreement shall be interpreted in such fashion as to be effective and valid under applicable law. If any provision of this Agreement is declared void or unenforceable with respect to any particular circumstances, such provision shall remain in full force and effect in all other circumstances. If any provision of this Agreement is declared void or unenforceable, such provisions shall be deemed severed from this Agreement and this Agreement shall otherwise remain in full force and effect.

Section 7.6 No Third Party Beneficiary. Nothing contained in this Agreement is intended to benefit or confer any rights on any person or entity not a party to this Agreement, and no such other person or entity shall have the right or cause of action hereunder.

Section 7.7 Time.  Time is of the Essence of this Agreement.

Section 7.8 Further Instruments and Acts. Each party shall execute and deliver such further instruments and shall perform such further acts as reasonably may be necessary or appropriate to effectuate the intents of this Agreement.

Section 7.9 Litigation If a dispute arises out of, concerns or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules. If the dispute cannot be settled through negotiation or mediation, the Parties agree to submit the dispute to binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Section 7.10 Notices. Any notices that may be required under this Agreement shall be in writing and shall be given by personal delivery, delivery by an overnight courier, or by certified or registered United States mail, return receipt requested, to the addresses set forth below, or to such other addresses as may be specified from time ti time in writing and shall be effective on the earlier of the date or personal or courier delivery or five days following deposit in the United States mail:


If to Buyer:            Jerry Washburn
                        President
                        OneSource Technologies, Inc.
                        2329 West Mescal
                        Suite 1
                        Phoenix, Arizona 85029

With a copy to:         James A. Deer, Esq.
                        16060 North 81st Street
                        Scottsdale, Arizona 85260

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If to Sellers:          Ahlawyss H. Fulton
                        Pamela R. Fulton
                        9201 North 29th Avenue
                        Suite 302
                        Phoenix, Arizona 85051

Section 7.11 Binding Effect. Subject to the terms and provisions of this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto, and to any successors to or assigns of Buyer and Seller's heirs and the personal representatives of Seller's estate.

Section 7.12 Waiver. The failure of any party to exercise any right or remedy arising out of a breach of the Agreement by the other party shall not be deemed a waiver of any right or remedy with respect to any subsequent or different breach, or the continuance of any existing breach.

Section 7.13 Nonassignability. This agreement may not be assigned by either party without the prior written consent of the other party and any assignment made without such consent shall be void and unenforceable.

Section 7.14 Construction. This Agreement is intended to express the mutual intent of the parties and, irrespective of the identity of the party preparing this agreement or any document or instrument referred to herein, no rule of strict construction against the party preparing any document shall be applied.

Section 7.15 Incorporation of Recitals and Exhibits. The recitals set forth above and all exhibits attached hereto are incorporated into this Agreement by reference and made a part hereof.

Section 7.16 Expense and Broker's Fees. The parties shall each bear their own costs, including attorneys' fees and accounting fees, incurred in connection with the negotiation, due diligence and preparation of this Agreement, the Closing of this transaction, and all matters incident thereto. Buyer and Sellers each represent and warrant that they have not employed any broker in connection with this transaction and that the payment of any commission(s) due brokers or finders in connection this transaction shall be the sole responsibility of the party who engaged the Broker.

Section 7.17 Publicity. The parties agree to cooperate as to the timing and content of any announcement of this transaction to the public or to the employees or customers.

Section 7.18 No Joint Venture. The relationship between the Parties is that of the Buyer and Seller. Except as expressly set forth in the Employment agreement, executed as of the joint venture, or partner relationship between the Parties

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.


"SELLERS"                                    "BUYERS"

/s/ Ahlawyss Fulton                          ONESOURCE TECHNOLOGIES, INC.
------------------------
Ahlawyss Fulton

/s/ Pamela Fulton                            /s/ Donald Gause
------------------------                     ------------------------
Pamela Fulton                                Donald Gause,
                                             Secretary/Treasurer

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